Exhibit 99.1




PRESS CONTACT:
Ron Johnston
President & Chief Operating Officer
703/277-3140
ronj@globalink.com

FOR IMMEDIATE RELEASE


                            GLOBALINK SIGNS AGREEMENT
                       TO BE ACQUIRED BY LERNOUT & HAUSPIE


Globalink, Inc. (AMEX-GNK), a worldwide leader of language translation software products and services, announced today that it has signed an agreement to be acquired by Lernout & Hauspie Speech Products N.V. (NASDAQ:LHSPF), a worldwide market leader in speech and linguistic technologies, products and services.

The transaction would be structured as a merger of Globalink with a newly-formed subsidiary of L&H, pursuant to which Globalink stockholders would receive
 .095726 of a share of L&H common stock for each share of Globalink common stock, subject to a 10% "collar" arrangement. At yesterday's closing price of L&H common stock of $58.50, that would result in a price of $5.60 for each Globalink share. There will be no adjustment in the number of shares of L&H stock payable in the merger if L&H's stock price increases or decreases only 10% or less prior to the closing. If L&H's stock price increases or decreases more than 10% from $58.50, the number of shares of L&H common stock payable to Globalink stockholders would decrease or increase, respectively, to maintain a per-share consideration at the collared prices of $6.16 or $5.04. If the price of L&H common stock drops below $43.00, L&H may either elect not to proceed with the merger or to avoid substantial dilution by using cash to make up part of the merger consideration. If the per-share price of L&H common stock drops to $20.00 or less, Globalink may elect not to proceed with the merger. It is anticipated that the merger will be consummated in the fourth quarter, pending approval by Globalink's stockholders and the satisfaction of other customary conditions.

"Globalink has long recognized the tremendous potential of the worldwide translation market, which many analysts estimate to be a billion dollar market by the next millennium," said Harry Hagerty, Chairman and CEO of Globalink. "By joining forces with Lernout & Hauspie, the market leader in speech and linguistic technologies, we can amass the resources required to develop world class machine translation products and solutions to meet the growing needs of the market."

"With this acquisition, L&H adds a number of widely-used languages to its translation product and service offerings, making us the company to provide the most comprehensive language translation offering," said Gaston Bastiaens, President and CEO, L&H. "Information currently on the World Wide Web is nearly eighty percent English language. By quickly providing additional language pairs for our machine translation products and iTranslator Internet search and retrieval service, we are helping non- English speaking companies and individuals translate into their native tongue the wealth of information on the Web. A critically important resource in today's global economy.

Globalink is a leading provider of language translation software and services. The Company is a pre-eminent developer of machine translation software that automatically  translates  human  language.  Globalink  software  products  help companies and individuals access information in foreign languages and communicate across language barriers. Globalink Language AssistantTM, a translation and reference tool, to Globalink Web TranslatorTM for translating web pages while "surfing" to Globalink Power TranslatorTM, Power Translator ProTM and Globalink Intranet TranslatorTM, gives people a set of tools that greatly expand their ability to communicate in English, French, German, Italian, Portuguese and Spanish. Languages to be added later in 1998 include Russian, Chinese and Japanese.

Globalink augments their technology offerings with an extensive range of professional human translation services and customized corporate solutions. Call Globalink at 800-255-5660 for more information or visit their website at www.globalink.com.

This  information  contains  forward-looking  statements  within the  meaning of
Section 21E of the Private Securities Litigation Reform Act of 1995, including material regarding the future business operations and projected financial results of Globalink, Inc. (the "Company"). These forward-looking statements are subject to risks and uncertainties which could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to: general business conditions and growth in the language translation industry and the economy; competitive factors, such as competing language translation software products and services, acceptance of new language translation products and services and pricing issues; timing of language translation product and service introductions; unanticipated costs, complications or delays in product development; fluctuation in customer demand; risk of inventory obsolescence due to shifts in market demand; risk of nonpayment of material customer receivables; success in current product enhancements and language translation technology advances; risks associated with the sale of products in foreign markets, including currency fluctuations; unanticipated costs or adverse effects associated with distributors, vendors and suppliers; litigation involving intellectual property, licensing and consumer issues; and other unanticipated business risks and uncertainties.



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